RANDY K. STERNS rsterns@bushross.com (813) 204-6401 [Direct Line]	1801 N. Highland Avenue Tampa, Florida 33602 (813) 224-9255[Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

February 7, 2018

Ministry Partners Investment Company, LLC 915 W. Imperial Highway, Suite 120 Brea, California 92009

Re:$90 Million Class 1A Notes

Gentlemen:

We have acted as general counsel for Ministry Partners Investment Company, LLC, a California limited liability company (the “Company”), in connection with the offering of the Company’s Class 1A Notes (the “Notes”) in the aggregate amount of up to $90,000,000 (the “Offering”) which are to be issued under the Class 1A Notes Trust Indenture (the “Indenture”), in the manner described in the Pre-Effective Amendment No. 3 on Form S-1 filed with the Securities and Exchange Commission on February 7, 2018.  This letter is submitted as part of that filing.

I.  Document Review; Certain Assumptions

In connection with the Offering, we have examined and are familiar with copies of the following (collectively, the “Offering Documents”):

(a) Articles of Organization – Conversion of Ministry Partners Investment Company, LLC, dated December 31, 2008;

(b) Operating Agreement of Ministry Partners Investment Company, LLC, dated December 31, 2008;

(c) Minutes and Resolutions of the Board of Managers of Ministry Partners Investment Company, LLC, approving the filing of the Offering Documents;

(d) Class 1A Notes Trust Indenture, dated December 20, 2017, entered into by and between Ministry Partners Investment Company, LLC and U.S. Bank as Trustee; and

(e) Ministry Partners Investment Company, LLC Pre-Effective Amendment No. 3 to Form S-1 Registration Statement dated February 7, 2018.

Ministry Partners Investment Company, LLC

February 7, 2018

We have examined such other agreements, instruments, and other documents, including meeting minutes and consents of the Company’s management regarding the authorization of the execution and delivery of the Indenture and such certificates of officers of the Company and of public officials, and have made such examinations of law as we have deemed necessary or appropriate for the purposes hereof.  As to certain factual matters, but not conclusions of law, we have relied upon the representations and warranties of the parties to the Offering Documents and certificates of public officials.

In rendering the opinion set forth herein, with your permission, we have assumed:

(a) All signatures on the Offering Documents are genuine.  Each person executing any instrument, document, or agreement, whether individually or on behalf of an entity is duly authorized and legally competent to do so.

(b) All items submitted to us as originals are authentic, and all copies certified by a governmental custodian or a party to the Offering Documents conform to the authentic original document.

(c) No articles of dissolution or other filings or agreements with respect to the existence, organization, or operation of the Company have been filed with the California Department of Business Oversight.

(d) All Offering Documents executed or to be executed and delivered by all parties have, in fact, been duly executed and delivered by such parties or their duly authorized representatives.

(e) No proceeding by or against the Company has been commenced in bankruptcy or for reorganization, liquidation, or the readjustment of debts under the U.S. Bankruptcy Code or any other law, whether state or federal nor has the Company made an assignment for the benefit of creditors, admitted in writing inability to pay its debts generally as they become due, or filed or had filed against it an order appointing a trustee or receiver of all or a substantial part of its property or assets.

In rendering the opinion expressed herein, we have assumed without investigation that (i) the Trustee under the Indenture (the “Trustee”) has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by the parties thereto in substantially the form filed as an exhibit to the Registration Statement and reviewed by us and is a valid and binding obligation of the Trustee; (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) each purchaser of each Note respectively has the legal capacity or power, corporate or other, to enter into and perform its obligations under the purchase agreement for each Note (the “Investor Agreement”).

Ministry Partners Investment Company, LLC

February 7, 2018

In rendering the opinions set forth below, we have relied solely on the Offering Documents, and we have relied upon the legal opinion of the Company’s special legal counsel, Rushall & McGeever, with respect to the due authorization, execution and delivery of the Indenture as well as the enforceability of the Notes issued pursuant to the Indenture and the laws of the State of California.  Accordingly, our opinion is subject to the same qualifications, assumptions and limitations as set forth in such counsel’s opinion.

We are members of the Bar of the State of Florida, and for purpose of this opinion, do not express any opinion as to the laws of any jurisdiction other than to the extent applicable, the provisions of the California Revised Uniform Limited Liability Act and laws of the United States of America.

We consent to the inclusion of our firm’s name in the Company’s Prospectus dated February 7, 2018 and filing of this opinion as an exhibit to the Registration Statement.

This opinion is based upon the facts and assumptions set forth above.  If any of those facts should change or assumptions should prove incorrect, our opinions may not be relied upon.  This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

II.  Opinions

Based upon the foregoing and subject to the other assumptions, exceptions, limitations and qualifications stated herein, we are of the opinion that:

1. Organization. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.

2. Authority.  The Company has the power and authority to execute, deliver and perform its obligations under the Offering Documents.  The execution, delivery of, and performance under the Offering Documents have been duly authorized by all necessary action on the part of the Company, and the Offering Documents have been duly executed and delivered by the Company.

3. Indenture. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company in accordance with its terms.

4. Notes.  The Notes have been duly authorized and, when duly executed, authenticated and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the purchasers in accordance with the terms of their respective Investor Agreements, will constitute legal, valid and binding

Ministry Partners Investment Company, LLC

February 7, 2018

obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

III.  Qualifications

The opinions expressed herein are subject to the following additional exceptions, limitations and qualifications:

(a) The enforceability of the Notes and the obligations of the parties thereunder, and the availability of certain rights and remedial provisions provided for in the Notes, are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar law and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the enforceability is considered in a proceeding of equity or at law and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality, and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.

(b) We express no opinion herein with respect to the Offering Documents to the extent it purports to limit the right of any party to become a debtor under the United States Bankruptcy Code or any other insolvency laws.

(c) We express no opinion herein with respect to the validity, binding effect, or enforceability of any provisions of the Offering Documents: (i) purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform; (ii) purporting to specify applicable law; (iii) purporting to require a waiver of defenses, setoffs or counterclaims; or (iv) which relate to severability.

(d) We express no opinion herein in respect of any federal or state anti-trust, banking, tax, securities or “blue sky” laws.

The opinions contained herein are limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond those expressly stated. The foregoing opinions are rendered as of the date hereof and we make no undertaking and expressly disclaim any duty to supplement or update any such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur that could affect such opinion.

Ministry Partners Investment Company, LLC

February 7, 2018

Sincerely,

BUSH ROSS, P.A
By: /s/ Randy K. Sterns
Randy K. Sterns

.